WOLVERINE TUBE, INC.

P R E S S R E L E A S E

Contact:	James E. Deason
Senior Vice President
Chief Financial Officer
(256) 580-3625

WOLVERINE TUBE ANNOUNCES DECISION TO
DISCONTINUE U.S. PLUMBING TUBE MANUFACTURING
AND CLOSURE OF TWO PRODUCTION FACILITIES

HUNTSVILLE, AL, November 6, 2007 -- Wolverine Tube, Inc. (OTCBB-WLVT) today announced that it will discontinue its U.S. plumbing tube business and will close manufacturing facilities located in Decatur, Alabama and Booneville, Mississippi. U.S. plumbing tube sales were largely made through distributor channels. These actions are in line with Wolverine’s strategy of focusing resources on the development and sale of high performance tubular products, fabricated tube assemblies and metal joining products that promote energy efficient heat transfer technology to an expanding market and global OEM customers.

Harold M. Karp, President and Chief Operating Officer, stated “The Decatur and Booneville operations primarily serve the U.S. copper plumbing tube and smooth industrial tube markets. Demand for copper plumbing tube has significantly declined over the last several years as a result of the substitution of plastic tube in residential construction. This trend is reinforced by high copper prices. Additionally, the smooth industrial tube market is rapidly transitioning to a commodity market and the Decatur/Booneville cost structure is not competitive in either the plumbing or smooth tube markets. Wolverine’s smooth tube requirements will be satisfied by a combination of production from other Wolverine locations and outsourcing.”

The Company estimates an impairment and restructuring charge of approximately $72 million in connection with the closure of the Decatur and Booneville manufacturing facilities and cessation of those operations. Approximately $56 million of the impairment and restructuring charge will be a non-cash reduction of the carrying value of certain assets. Additionally, $16 million will be for cash charges related to severance, other employee related costs, plant closure and environmental expenses, of which $10 million is expected to be incurred in 2008 and the balance over the next 5 years. The Decatur and Booneville manufacturing operations have 440 full time and 50 temporary employees.

The Company anticipates that discontinuing its U.S. plumbing tube business and plant closings will generate approximately $26 million in cash from the realization of net working capital after cash costs to be incurred in 2008 for related severance and shutdown costs.

Additionally, the Company announced that it will eliminate approximately 40% of its corporate, general and administrative positions totaling approximately 40 employees. These positions are being eliminated in part due to the Decatur and Booneville closures and the Company’s strategic focus on value-added tubular product sales to global OEM customers. The Company estimates $1 million in severance costs will be accrued in the current quarter related to the elimination of these positions.

Corporate Headquarters
200 Clinton Avenue West, Suite 1000
Huntsville, AL 35801

WOLVERINE TUBE, INC.

ABOUT WOLVERINE TUBE, INC.

Wolverine Tube, Inc. is a world-class quality partner, providing its customers with copper and copper alloy tube and fabricated and metal joining products. Internet addresses: http://www.wlv.com and http://www.silvaloy.com.

FORWARD LOOKING STATEMENTS

Forward-looking statements in this press release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements using such words as “may”, “should”, “will”, “expect”, “believe”, “plan”, “anticipate”, and other similar terminologies, are forward-looking statements. This press release contains forward-looking statements regarding the closure of the Company’s Booneville, Mississippi and Decatur, Alabama facilities, the reduction of corporate overhead, and the expected effect of these activities on the Company’s business and results of operations. Such statements are based on current expectations, estimates and projections about the industry and markets in which the Company operates, as well as management’s beliefs and assumptions about the Company’s business and other information currently available. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The Company undertakes no obligation to publicly release any revision of any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. With respect to the forward-looking statements contained in this press release, factors that could affect actual results include, without limitation, unanticipated delays, difficulties or costs in closing the facilities; any delays or difficulties in achieving and sustaining anticipated operating efficiencies, cost savings and cash generation from these actions; the amounts and timing of the liquidation of assets in compliance with debt covenants (or the ability to obtain applicable waivers from lenders); the effect of restructuring on the Company’s liquidity position, including the effect of any asset liquidations on available amounts under the Company’s liquidity facilities; the amounts and timing of satisfaction of liabilities associated with the termination of operations at the facilities; the effect of the restructuring initiatives on competitiveness and customer demand, including the ability of the Company’s reorganized operations to meet customer expectations; and the ability to successfully complete the refinancing process within the currently anticipated timeframe. A discussion of additional risks and uncertainties which could cause actual results to differ from those contained in forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year (as amended) and reports filed from time to time with the Securities and Exchange Commission.

Corporate Headquarters
200 Clinton Avenue West, Suite 1000
Huntsville, AL 35801